EXHIBIT 4.3

THIS SENIOR PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER

SENIOR PROMISSORY NOTE

$15,000.00

Sept. 7th, 2012

FOR VALUE RECEIVED, the undersigned, Quamtel, Inc. a Nevada Corporation ("Maker"), with offices at 14911 Quorum Drive suite 140, Dallas, Texas 75254 hereby unconditionally promises to pay to the order of Gene and Lois Vanderbur, (“Payee"), 11918 Sequoia Ave, Mapleton, IA 51034 the principal sum of Fifteen Thousand Dollars and no ($15,000.00) plus an additional $5,000.00 (bonus). This Senior Promissory Note ("the Note") shall mature and become due and payable in full on or before November 1st, 2012 (the "Maturity Date").

1.           Use of funds. The proceeds received from Payee pursuant to this Note will be used, solely and exclusively by Quamtel, Inc.

2.           Equity Compensation. In return for the Fifteen Thousand Dollar ($15,000.00) Note, beyond the said repayment, Payee shall receive the following equity consideration:

a) 20,000 Shares of Quamtel, Inc. (QUMI).

3. Events of Default and Remedies. At the option of the Payee, the entire principal balance of this Note and accrued interest shall at once become due and payable, without further notice or demand, upon the occurrence at any time of any of the following events or default (“Events of Default"):

(i) lf Maker shall (a) become insolvent, (b) voluntarily seek, consent to, acquiesce in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (c) become party to (or be made the subject of) any proceeding provided by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Payee granted hereunder (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within 90 days of the filing of same). As used herein, the tenn "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

(ii) lf Maker does not repay $15,000.00 to the Payee on or before Novemeber 1st, 2012. ln the event any one or more of the Events of Default specified above shall have occurred, Maker shall make a default payment ("Default Payment") of $50.00 per month to the Payee. In addition, Payee or the holder of this Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note, or to enforce any other legal and equitable right as the holder of this Note.

4.           Preferred Rank. Until repaid, the Note will be ranked senior or pari passu to any and all other first position debt and/or equity securities of the Company and will retain its senior position with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company until repayment of the Note and accrued interest. In the event of the merger or consolidation of the Company with or into another company or in a change of control of the Company, the Note shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

5.           Liquidation, Dissolution Winding—Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, Payee or the holder of the unpaid amount of the Note and accrued interest shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the "Liquidation Funds"), before any amount shall be paid to any of the debt or equity holders of the Company of any class junior in rank to the Note and the accrued interest. lf the Liquidation Funds are insufficient to pay the full amount due to Payee or the holder of the Note and holders of debt and/or equity of other classes or Company securities that are of equal rank with the Note (the "Note and Pari Passu Party(s)") as to payments of Liquidation Funds, then Payee or the holder of the Note and Pari Passu Party(s) shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective percentage of the full amount of Liquidation Funds payable to all holders of the Note and Pari Passu Party(s). The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof] be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof be deemed to be a liquidation, dissolution or winding up of the Company.

6.           Waiver. Except as expressly provided herein, Maker, and each surety, endorser, guarantor and other party ever liable for the payment of any sum of money payable on this Note, jointly and severally waive demand, presentment, protest, notice of non-payment, notice of intention to accelerate, notice of protest and any and all lack of due diligence or delay in collection or the filing of suit hereon which may occur. Maker agrees that it has received fair value for this Note and expressly waives any claim that any payment hereunder constitutes interest in excess of the maximum contract rate of interest the Payee may charge Maker under applicable law.

7.           Cumulative Right. No delay on the part of Payee or the holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right operate as a waiver hereof Enforcement by Payee or the holder of this Note of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

8.           Legal Interest Limitation. Notwithstanding any other provision of this Note or other evidence of the Obligations, Payee and Maker agree that Maker shall never be required or obligated under the terms hereof or under the terms of any note, instrument or other agreement evidencing any of the Obligations, to pay interest in excess of the maximum rate or amount as may be authorized by law. lt is the intention of the parties hereto to conform strictly to the applicable laws of the State of Florida which limit interest rates, and any of the aforesaid contracts for interest, if and to the extent payable by the Maker, shall be held to be subject to reduction to the maximum interest rate allowed under said laws.

9.           Notices. Any notice or demand given hereunder by the holder hereof shall be deemed to have been given and received (i) when actually received by Maker, if delivered in person or by facsimile transmission, or (ii) if mailed, on the earlier of the date actually received or (whether ever received or not) three Business Days (as hereinafter defined) after a letter containing such notice, certified or registered, with postage prepaid, addressed to Maker, is deposited in the United Stated mail. "Business Day"’ means every day which is not a Saturday, Sunday or legal holiday in Florida.

10.            Successors and Assigns. This Note and all covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective legal representatives, personal representative, devisees, heirs, successors and assigns of Payee and Maker.

11.           GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. IF ANY ONE OR MORE OF THE PROVISIONS CONTAINED IN THIS NOTE SHALL FOR ANY REASON BE HELD TO BE INVALID, ILLEGAL OR UNENFORCEABLE IN ANY RESPECT, SUCH INVALIDITY, ILLEGALITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF. ANY LITIGATION ARISING AMONG OR BETWEEN THE PARTIES HERETO OR THE SUBJECT MATTER HEREOF MUST OCCUR IN FLORIDA AND BE BROUGHT IN THE FLORIDA STATE SUPREME COURT, PALM BEACH COUNTY, COMMERCIAL DIVISION, OR THE U.S. DISTRICT COURT FOR THE DISTRICT OF PALM BEACH COUNTY, AND MAKER SUBMITS TO THE SOLE JURISDICTION OF THE FLORIDA COURTS IN ACCORDANCE WITH THE TERMS AND ENFORCEMENT OF THIS SENIOR PROMISSORY NOTE.

12.           Attorneys’ Fees and Costs. lf an Event of Default shall occur, and thereafter this Note is placed in the hands of any attorney for collection, or in the event this Note is collected in whole or in part through legal proceedings of any nature, then and in any such case Maker shall pay all costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by Payee or the holder of this Note hereof on account of such collection, whether or not suit is tiled.

13.           Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

Executed as of the day and year first above written,

Quamtel, Inc.

By:

Stuart Ehrlich, CEO, President